EXHIBIT 4.2

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT”)

US $275,000

AIRBORNE WIRELESS NETWORK

8% CONVERTIBLE REDEEMABLE NOTE

DUE December 22, 2018

NOTE No. 2

FOR VALUE RECEIVED, Airborne Wireless Network (the “Company”) promises to pay to the order of Bellridge Capital, LP and its authorized successors and Permitted Assigns (as defined below) (“Holder”), the aggregate principal face amount of Two Hundred Seventy Five Thousand Dollars exactly (U.S. $275,000) on December 22, 2018 (“Maturity Date”) and to pay interest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on December 22, 2017. The Note contains a $27,500 OID such that the purchase price is $247,500. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable at 110 Wall Street, Suite 5-070 New York, NY 10005, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by wire transfer pursuant to the wire instructions provided to the Company by the Purchaser. The wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein. This Note is being issued pursuant to the certain Securities Purchase Agreement between the Holder and the Company dated the date hereof (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Purchase Agreement. Permitted Assigns means any subsequent holder of this Note having received such Note by assignment, transfer or sale of all or a portion of this Note accompanied by an Opinion of Counsel as provided for in Section 4.1(a) of the Purchase Agreement.

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This Note is subject to the following additional provisions:

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith. To the extent that Holder subsequently transfers, assigns, sells or exchanges any of the multiple lesser denomination notes, Holder acknowledges that it will provide the Company with Opinions of Counsel as provided for in Section 4.1(c) of the Securities Purchase Agreement.

2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (“Act”), applicable state securities laws and Sections 4.1 and 5.7 of the Securities Purchase Agreement. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prequalified prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date. All notices of conversion will be accompanied by an Opinion of Counsel.

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4. (a) The Holder of this Note is entitled, at its option, at any time after full cash payment for the Notes has been paid by the Holder to the Company pursuant to the Purchase Agreement to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) at a price (“Conversion Price”) for each share of Common Stock equal to 70% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTC Market exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future (“Exchange”), for the twenty five prior trading days including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered together with an Opinion of Counsel, by fax or other electronic method of communication to the Company after 4 P.M. Eastern Time if the Holder wishes to include the same day closing price). If the shares have not been delivered within 2 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 2 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this increase. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be decreased to 60% instead of 70% while that “Chill” is in effect. If the Company violates Sections 4.20 or 4.21 of the Securities Purchase Agreement, the conversion discount shall be increased by 15% to reflect a net conversion discount of 45%. If the Company fails to maintain the share reserve at the 4x discount of the note the conversion discount shall be increased by 10%. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder's Affiliates, and any Persons acting as a group together with the Holder or any of the Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder's determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon not less than 61 days' prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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All the terms set forth herein, including but not limited to interest rate, prepayment terms, conversion discount or lookback period will be adjusted downward (i.e. for the benefit of the Holder) if the Company offers a more favorable conversion discount (whether via interest, rate OID, warrants, restricted shares, reserves or otherwise) or lookback period to another party or otherwise grants any more favorable terms to any third party than those contained herein while this note is in effect. All remedies herein are cumulative.

(b) Interest on any unpaid principal balance of this Note shall be paid at the rate of 8% per annum. Interest shall be paid by the Company in Common Stock (“Interest Shares”). Holder may, at any time commencing six months after the date of funding to the Company by the Holder, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(c) The Note may be prepaid with the following penalties:

Time Period	Payment Premium
<90 days after note issuance	120% of the sum of principal plus accrued interest
Between 90 days and 180 days after note issuance	130% of the sum of principal plus accrued interest

This Note may not be prepaid after the 180th day. Such redemption must be closed and funded within 3 days of giving notice of redemption of the right to redeem shall be null and void.

(d) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization (excluding an increase in authorized capital) or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) or (iv) in the event that the Company raises gross proceeds of at least $5,000,000 from a public offering (a “Public Offering”) (each of items (i), (ii), (iii) and (iv) being referred to as a “Sale Event”), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% (in the case of (i), (ii), (iii) and 120% in the case of Public Offering) of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

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(e) In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described “Events of Default” shall occur:

(a) The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note, or the Securities Purchase Agreement under which this note was issued shall be materially false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

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(d) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or (4) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of twenty five thousand dollars ($25,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) The Company shall have defaulted on or materially breached any term of any other note of similar debt instrument into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i) The Company shall have its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days or ceases to file its Exchange Act reports with the SEC;

(j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board;

(k) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within 3 business days of its receipt of a Notice of Conversion which includes an Opinion of Counsel expressing an opinion which appropriately supports the removal of a restrictive legend; or

(l) The Company shall not replenish the reserve set forth in Section 12, within 3 business days of the request of the Holder;

(m) The Company shall cease to be “current” in its filings with the Securities and Exchange Commission; or

(n) The Company’s Common Stock has a closing bid price of less than $0.56 per share for at least 5 consecutive trading days; or

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(o) The aggregate dollar trading volume of the Company’s Common Stock is less than fifty thousand dollars ($50,000.00) in any 5 consecutive trading days;

(p) The Company shall become a Shell Company (as defined by Rule 12b-2 under the Exchange Act);

(q) The Company shall not have reserved at least the Required Minimum for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

Then, or at any time thereafter, unless cured within 5 days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. The penalty for a breach of Sections 8(a), 8(b), 8(c), 8(d), 8(n) 8(o), 8(p) or 8(q) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 8(i), the outstanding principal due under this Note shall increase by 50%. Further, if a breach of Section 8(m) occurs or is continuing after the 6 month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert future conversions at $0.005 per share

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Make-Whole for Failure to Deliver Loss. At the Holder’s election, if the Company fails for any reason to deliver to the Holder the conversion shares by the by the 3rd business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs a Failure to Deliver Loss, then at any time the Holder may provide the Company written notice indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Company must make the Holder whole as follows:

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Failure to Deliver Loss = [(Highest VWAP for the 30 trading days on or after the day of exercise) x (Number of conversion shares)]

The Company must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Company.

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

11. The Company represents that it is not a “shell” issuer and that if it previously has been a “shell” issuer, then at least 11 months have passed since the Company has reported Form 10 type information indicating it is no longer a “shell issuer. Further, the Company will instruct its counsel to either prepare a 144 opinion for salability of the conversion shares or accept such opinion from the Holder’s counsel, in each case, only if such shares can then be sold pursuant to Rule 144 under the Securities Act.

12. The Company shall issue irrevocable Transfer Agent Instructions reserving 1,100,000 shares of its Common Stock for conversions under this Note (the “Share Reserve”). The Company shall pay all transfer agent costs associated with issuing and delivering the share certificates to Holder. If such amounts are to be paid by the Holder, it may deduct such amounts from the Conversion Price. The Company should at all times reserve a minimum of four times the amount of shares required if the note would be fully converted. The Holder may reasonably request increases from time to time to reserve such amounts. The Company will instruct its transfer agent to provide the outstanding share information to the Holder in connection with its conversions.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14. Reserved.

15. Subsequent Rights Offerings. If at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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16. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

17. This Note shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York or in the Federal courts sitting in the county or city of New York. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: December 22, 2017

AIRBORNE WIRELESS NETWORK

By:	/s/ Michael Warren
Michael Warren, Chief Executive Officer

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Airborne Wireless Network (“Shares”) according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ________________________________________________________

Applicable Conversion Price: _________________________________________________

Signature: ________________________________________________________________

[Print Name of Holder and Title of Signer]

Address: _________________________________________________________________

   _________________________________________________________________

SSN or EIN: ___________________________

Shares are to be registered in the following name:

__________________________________________________________________

Name: ___________________________________________________________________

Address: _________________________________________________________________

Tel: _________________________________

Fax: _________________________________

SSN or EIN: ___________________________

Shares are to be sent or delivered to the following account:

Account Name: ____________________________________________________________

Address: _________________________________________________________________